QUIZNO'S CLASSIC SUBS

                          EXCEEDING ALL EXPECTATIONS

        FOR RELEASE:  THURSDAY, FEBRUARY 19, 1998 6 A.M. MOUNTAIN TIME

                 QUIZNO'S LAUNCHES FIRST NATIONAL TV CAMPAIGN

DENVER, Colo. - The Quizno's Corporation (Nasdaq: QUIZ) based here announces its first national television campaign for its QUIZNO's Subs restaurants will begin on February 23 on nine major cable channels. The first of three flights scheduled for 1998 will be rolled out in local QUIZNO's markets with a Lucky Combo promotion offering customers either a free lottery scratch ticket or $1 off with the purchase of the featured daily combo meal.

The QUIZNO'S chain is expanding nationally and in Canada. Currently, nearly 300 QUIZNO'S locations are open in 35 states and British Columbia, Canada and more than 100 markets are under development.

"This is an exciting milestone for us," said Rick Schaden, QUIZNO'S President and CEO. "As the third largest sub sandwich chain in the U.S., the time is right for us to begin building our brand equity using national media. In addition to introducing our distinctive Classic Sub product to more consumers, national TV will support development efforts in all our regional territories."

The Lucky Combo promotion is designed so that each restaurant decides its daily Lucky Combo. It changes every day and can be sub, chips and drink; sub and soup; soup and salad; or any other combination of menu items.

"This campaign gives all QUIZNO'S managers the flexibility to implement the promotion at a local level to best suit their customers," said Sue Hoover, Senior Vice President of Marketing.

Morey Mahoney Advertising, Inc. in Denver developed the creative for the ads, which were directed by Jim Lund of James Productions in Minneapolis. Morey Mahoney also is buying the media. A series of three 15-second commercials will run nationally on CNN, CNN Headline News, ESPN, TNT, USA, TBA, A&E, Discovery and Lifetime. The ads take a humorous approach, focusing on QUIZNO'S unique oven-baked sub sandwiches and a play on the word "toasted". Local promotions are advertised in 15-second tags, making 30-second spots to run in local markets on cable and broadcast television.

QUIZNO'S is an Italian-style deli that service signature oven-baked subs using high quality meats and cheeses on QUIZNO'S proprietary recipe, soft Italian baguettes. Every sandwich is made to order and run open-faced through an oven to toast the bread and melt the cheese. QUIZNO'S also serves a variety of soups, salads and its own line of tasty desserts.

QUIZNO'S has grown from 18 units in 1991 to 335 restaurants, including Bain's deli franchises, which are acquired in late 1997.

For  more  information  contact:

Sue  Hoover,  Sr.  VP,  Marketing
The  QUIZNO'S  Corporation
1-303-291-0999,  ext.  3242